Exhibit 10.26

English Translation of Chinese Language Agreement

Share Transfer Agreement

PARTIES:

Transferor: Hui Liu

Transferee: Zhikuan Guan

As used in this Share Transfer Agreement (the “Agreement”), each of the Transferor and the Transferee is a “Party” and they are collectively referred to as the “Parties.”

RECITALS:

WHEREAS, on September 1, 2008 Beijing Feijie Investment Co., Ltd. (the “Company”) held a shareholders’ meeting at Room 203, South Wing of the Main Building, Building 15, Zhongli, Cuiwei Community, Haidian District, Beijing, the People’s Republic of China.

THEREFORE, pursuant to the shareholder’s resolutions passed at such shareholders’ meeting, the Parties have agreed to the following with respect to the transfer of the equity interests in the Company:

Article 1 The Transferor desires to transfer its equity interests in the Company to the Transferee in proportion to the Transferor’s contribution to the registered capital of the Company, i.e. RMB 5,000,000 in cash.

Article 2 The Transferee desires to accept the Transferor’s equity interests in the Company in proportion to the Transferor’s contribution to the registered capital of the Company, i.e. RMB 5,000,000 in cash.

Article 3 After the date on which the aforementioned equity transfer is completed, the Transferor shall have no further rights, interests or obligations with respect to such transferred equity interests and the Transferee shall assume all of the rights, interests and obligations with respect to such transferred equity interests.

Article 4 This Agreement has two (2) counterparts, one counterpart for each Party, and all counterparts shall have the same legal force. This Agreement will become effective after being duly signed and/or affixed with a seal by the Parties.

Signature page to the Share Transfer Agreement

Transferor:	Hui Liu
Signature:	/s/ Hui Liu

Transferee:	Zhikuan Guan
Signature:	/s/ Zhikuan Guan

Date: September 1, 2008